Exhibit 10.1

MONOTYPE IMAGING HOLDINGS INC.

2010 Executive Incentive Compensation Plan

I.	Overview

The compensation philosophy of Monotype Imaging is to pay competitive base salaries and to provide the potential to significantly overachieve market average compensation through incentive compensation if performance of both the organization and the individual exceed expectations. Base compensation and total compensation targets are set based on area market survey data.

II.	Incentive Compensation Goals

•	Provide significant compensation to Executives to exceed annual net adjusted EBITDA and revenue targets established by the Board of Directors.

•	Provide incentive to Executives to achieve individual goals that have a direct relationship to Monotype Imaging’s organizational success.

•	Motivate exceptional performance at all organizational levels

•	Pay for performance. No guarantees of bonus if performance does not warrant.

•	Significant differentiation in bonus payments between less than expected performance and exceptional performance.

III.	Eligibility

•

Employees who, for purposes of compensation, are classified by the President and Chief Executive Officer or the Compensation Committee as “Executives” for FY 2010, unless the Compensation Committee determines that any such Executive shall be eligible for incentive compensation under an alternative Company plan.

•	Executives hired after January 1, 2010 will be prorated based on date of hire.

•	An Executive must be employed by the Company on December 31, 2010 to be eligible to receive any incentive compensation payment under this plan.

IV.	Total Incentive Compensation Pool

The total incentive compensation pool available to Executives under this plan is based on the Company’s achievement of specific net adjusted EBITDA and revenue targets established by the Board of Directors for 2010. At each pre-determined net adjusted EBITDA and revenue percentage achievement, beginning at 90% of the applicable target, an incentive compensation pool is established and will be paid on a sliding scale up to a maximum of 107% of each of targeted net adjusted EBITDA and revenue, subject to Section VII below, as follows:

	Pool Based on Revenue	Pool Based on naEBITDA	Total Potential Payout
At 90% Achievement of Target	$253,817	$253,817	$507,634
At 100% Achievement of Target	$676,845	$676,845	$1,353,690
At 107% Achievement of Target	$1,015,268	$1,015,267	$2,030,535

Calculation of the incentive compensation pool at each level is based upon the number of Executives on the date this plan is approved by the Compensation Committee. If the Compensation Committee determines that the total number of Executives participating in this plan increased during 2010, the Compensation Committee may, but is not required to, adjust the incentive compensation pool at any or all levels.

V.	Individual Incentive Compensation for Executives

Target Incentive Compensation:

•	President/CEO = 60% of his or her base salary

•	Executive Vice President = 50% of his or her base salary

•	Sr. Vice President/Chief Financial Officer = 45% of his or her base salary

•	Other Executives = Varies based on position and will range from 30 – 40% of his or her base salary.

•

Actual incentive compensation payments to an Executive will depend on (i) the satisfaction of the Company’s net adjusted EBITDA and revenue targets, (ii) the satisfaction of the Executive’s individual pre-determined performance objectives, and (iii) the Executive’s overall performance during 2010.

•	The satisfaction of the individual performance objectives of the President and Chief Executive Officer, and his overall performance in 2010, will be reviewed by the Compensation Committee.

•

The satisfaction of the individual performance objectives, and overall performance in 2010, of all other Executives will be reviewed by the President and Chief Executive Officer, together with the Executive’s supervisor.

•	All bonus recommendations will be made by the President and Chief Executive Officer to the Compensation Committee for approval.

VI.	Payments

•

Payments will be made to Executives following approval of such payments by the Compensation Committee and receipt by the Company of audited financial statements for the year ended December 31, 2010; provided, however, that such payments, if any, shall be made to Executives between January 1st and March 15th of 2011. In the event that there is a subsequent change in the Company’s audited financial statements that impacts whether the bonus targets were satisfied, Executives will be required to repay to the Company any amount that was paid based solely on the satisfaction of a bonus target that was not, after such change, satisfied. While the Compensation Committee shall have no discretion to determine whether or not the repayment obligations shall be enforced, the final amounts to be repaid by each Executive shall be determined by the Compensation Committee.

VII.	Plan Guidelines

•	Total Executive incentive compensation pool is amount budgeted and accrued for plan year 2010.

•	Organization must achieve 90% of net adjusted EBITDA or revenue target in order for any incentive compensation to be paid under this plan.

•	The Compensation Committee will make the final determination on all Executive bonus payments.

•

The executive compensation pool set forth in Section IV may be increased by the Compensation Committee without amendment of this plan, but solely from amounts previously allocated by the Company to other Company incentive compensation plans in the event any such amounts are not paid or distributed under such other plans.

•

Although it is the intent of the Company to continue this compensation plan through FY2010, any Monotype Imaging compensation plan may be changed, amended, modified or terminated at the sole discretion of the Compensation Committee.

•	No Monotype Imaging compensation plan represents a contract of employment, implied or otherwise.